NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 24-Hour Media Phone (202) 872-2680 www.pepcoholdings.com NYSE: POM

FOR IMMEDIATE RELEASE September 9, 2004	Media Contact: Bob Dobkin (202) 872-2680 Investor Relations Contact: Ernie Bourscheid or Donna Kinzel (202) 872-2797
Pepco Holdings, Inc. Sells 13 Million Shares of Common Stock; Proceeds to Reduce Debt

          Pepco Holdings, Inc. (NYSE: POM) today announced that it sold 13 million shares of its common stock at $19.25 per share through a group of underwriters led by Merrill Lynch, Pierce, Fenner & Smith Inc. and Credit Suisse First Boston LLC. Additional co-managers are Citigroup Global Markets Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc., Scotia Capital (USA) Inc., SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC. PHI granted the underwriters an option to purchase an additional 1.95 million shares of common stock to cover potential over-allotments. Net proceeds from the offering will be used for debt reduction.

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About PHI: Pepco Holdings, Inc. is a diversified energy company with headquarters in Washington, D.C. Its principal operations consist of PHI Power Delivery, which delivers 50,000 gigawatt-hours of power to more than 1.7 million customers in Washington, D.C., Delaware, Maryland, New Jersey and Virginia. PHI engages in regulated utility operations by delivering electricity and natural gas, and provides competitive energy and energy products and services to residential and commercial customers.

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Forward-Looking Statements:

Except for historical statements and discussions, the statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. These statements contain management's beliefs based on information currently available to them and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. In connection with the transaction, additional important factors that could cause actual results to differ materially from those in the forward-looking statements herein include risks and uncertainties relating to delays in obtaining, or adverse conditions contained in, related regulatory approvals, changes in economic conditions, availability and cost of capital, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of the company.